BOBCAT DEVCO LLC
___________
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
___________
Dated as of February 22, 2019

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Page
Section 12.4 Deemed Distribution and Recontribution	35
Section 12.5 Distribution of Property	35
Section 12.6 Termination of Company	36

ARTICLE XIII MISCELLANEOUS	35

Section 13.1 Notices	35
Section 13.2 Integration	36
Section 13.3 Assignment	36
Section 13.4 Parties in Interest	36
Section 13.5 Counterparts	36
Section 13.6 Amendment; Waiver	36
Section 13.7 Severability	37
Section 13.8 Governing Law	37
Section 13.9 No Bill for Accounting	37
Section 13.10 Waiver of Partition	37
Section 13.11 Third Parties	37

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BOBCAT DEVCO LLC
This Second Amended and Restated Limited Liability Company Agreement of Bobcat DevCo LLC (the “Company”), dated as of February 22, 2019 and effective as of January 1, 2019 (the “Effective Date”), but with respect to the treatment of Special Project Contributions and any related special allocations effective as of November 1, 2018, is entered into by and between OMP Operating LLC, a Delaware limited liability company (“OMP Operating” or the “Managing Member”), and Oasis Midstream Services LLC, a Delaware limited liability company (“OMS”). OMP Operating and OMS are each referred to herein as, a “Member” and collectively, as “Members” of the Company. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
RECITALS:
WHEREAS, OMS, previously formed the Company as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware effective as of May 8, 2017.
WHEREAS, the Company was initially governed by that certain Limited Liability Company Agreement dated as of May 8, 2017 (the “Original LLC Agreement”).
WHEREAS, the Members amended and restated the Original LLC Agreement in its entirety by executing that certain Amended and Restated Limited Liability Company Agreement dated as of September 25, 2017, which was amended by that certain Amendment No. 1 thereto dated as of November 7, 2017 (as amended, the “First Amended and Restated LLC Agreement”), and which governed the Company prior to the execution of this Agreement.
WHEREAS, the Members now desire to amend and restate the First Amended and Restated LLC Agreement, as amended, in its entirety by executing this Second Amended and Restated Limited Liability Company Agreement of the Company to, among other things, provide additional terms with respect to certain capital contributions by the Members to the Company.
NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Members hereby amend and restate the First Amended and Restated LLC Agreement in its entirety and hereby enter into this Agreement:

ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. The following terms have the following meanings when used in this Agreement.
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)    Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of Bobcat DevCo LLC, as it may be amended, supplemented or restated from time to time.
“Allocation Year” means (a) each calendar year ending on December 31st or (b) any portion thereof for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article V.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Call Notice” is defined in Section 4.4(a).
“Capital Account” means, with respect to any Member, the Capital Account established and maintained for such Member in accordance with the following provisions:
(i)    To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of the Company assumed by such Member or that are secured by any Property distributed to such Member;
(ii)    To each Member’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of deduction, expense or loss which are specially allocated to such Member pursuant to Section 5.3 or Section 5.4 and (C) the amount of any Liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;
(iii)    In the event a Company Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and
(iv)    In determining the amount of any Liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Member shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Member may amend this Agreement without the consent of any other Member notwithstanding any other provision of this Agreement (including Section 13.6) to make such modification; provided that the Tax Matters Member shall promptly give each other Member written notice of such modification. The Tax Matters Member also shall, in good faith and on a commercially reasonable basis, (A) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (B) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, (i) the amount of cash, cash equivalents or the initial Gross Asset Value of any Property (other than cash) contributed or deemed contributed to the Company by such Member or (i) current distributions that a Member is entitled to receive but otherwise waives.
“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its subsidiaries in accordance with GAAP.
“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Company” is defined in the introductory paragraph.
“Company Interest” means any equity interest, including any class or series of equity interest, in the Company, which shall include any Member Interests.
“Default Contribution” is defined in Section 4.7(a).
“Default Interest Amount” is defined in Section 4.7(c).
“Default Interest Rate” means the lesser of (a) eight percent (8%) per annum and (b) the maximum rate of interest permitted by Applicable Law.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Delinquent Member” is defined in Section 4.7(a).
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (i) if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall equal the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (i) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Disproportionate Call Notice” is defined in Section 4.5(a).
“Disproportionate Contribution” means a Capital Contribution to the Company by the Members in a ratio other than the ratio of the Member’s respective Percentage Interests and excluding a Special Project Contribution.
“Disproportionate Contribution Amount” means the aggregate amount of the Capital Contributions that the Members agree to make with respect to a Disproportionate Contribution.
“Disqualified Capital Stock” means any Member Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Member Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Member Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part.
“Distributable Cash” means, with respect to any Quarter: (i) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of such Quarter; less (i) the amount of any cash reserves established by the Managing Member to (A) provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future capital or operating expenditures and for anticipated future credit needs of the Company and its Subsidiaries) subsequent to such Quarter; and (B) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them is bound or any of their respective assets are subject.
“Effective Date” is defined in the introductory paragraph.
“First Amended and Restated LLC Agreement” is defined in the Recitals.
“Fiscal Year” means a calendar year ending December 31.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license,

rule of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)    The initial Gross Asset Value of any Property contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by each Member or, in the absence of any such agreement, as determined by the Managing Member;
(ii)    The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values as determined by the Managing Member as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company, (C) the issuance of additional Company Interests as consideration for the provision of services, (D) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code), (E) the issuance of a Noncompensatory Option, or (F) any other event to the extent determined by the Members to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that in the event of the issuance of an interest in the Company pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by the Company interest differs from the consideration paid to acquire and exercise the Noncompensatory Option, the Gross Asset Value of each Property immediately after the issuance of the Company interest shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to the Property and the Capital Accounts of the Members shall be adjusted in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(s); and provided further, however, if any Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (ii)(A) through (ii)(F), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2);
(iii)    The Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the fair market value of such item on the date of distribution as determined by the Managing Member; and
(iv)    The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), subparagraph (ii) or subparagraph (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Guarantees” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person or in any manner providing for the payment of any Indebtedness or other obligation of any other Person or otherwise protecting the holder of such Indebtedness or other obligations against loss (whether arising by virtue of organizational agreements, by obtaining letters of credit, by agreement to keep-well, to take-or-pay or to purchase assets, goods, securities or services, or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Indebtedness” means any of the following: (i) all obligations for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (ii) all obligations (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (iii) all accounts payable and all accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services; (iv) all obligations under Capital Leases; (v) all obligations under Synthetic Leases; (vi) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of the Company, whether or not such Indebtedness is assumed by the Company; (vii) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by the Company or in which the Company otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (viii) all obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others to purchase the Indebtedness or Property of others; (ix) obligations to deliver commodities, goods or services, including, without limitation, hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (x) obligations to pay for goods or services even if such goods or services are not actually received or utilized (other than firm transportation or storage, or drilling contracts); (xi) any Indebtedness of a partnership for which the Company is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (xii) Disqualified Capital Stock; and (xiii) the undischarged balance of any production payment created by the Company or for the creation of which the Company directly or indirectly received payment. The Indebtedness shall include all obligations of the character described above to the extent the Company remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of the Company under GAAP.
“Indemnitee” means (i) any Member, (i) any Person who is or was an Affiliate of a Member, (i) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of a

Member or any Affiliate of a Member, (i) any Person who is or was serving at the request of a Member or any Affiliate of a Member as a member, manager, partner, director, officer, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (i) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the business and affairs of the Company and its Subsidiaries.
“IPO Date” means the date of the closing of the initial public offering of common units representing limited partner interests in OMP.
“Liability” means any Indebtedness, obligation or other liability, whether arising under Applicable Law, contract or otherwise, known or unknown, fixed or contingent, real or potential, tangible or intangible, now existing or hereafter arising.
“Lien” is defined in Section 8.2(j).
“Make-Up Contribution” is defined in Section 4.7(c).
“Managing Member” is defined in the Preamble, provided that such term shall also include such entity’s successors and permitted assigns that are admitted to the Company as managing member and any additional managing member of the Company, each in its capacity as managing member of the Company.
“Member” is defined in the introductory paragraph, provided that such term shall also include such entity’s successors and permitted assigns that are admitted as a member of the Company and each additional Person who becomes a member of the Company pursuant to the terms of this Agreement, in each case, in such Person’s capacity as a member of the Company.
“Member Interest” means an equity interest of a Member in the Company and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member pursuant to the terms and provisions of this Agreement.
“Member Nonrecourse Debt” is defined in Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” is defined in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Minimum Gain” is defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“NDP Amount” is defined in Section 4.7(b).

“Noncompensatory Option” is defined in Regulations Section 1.721-2(f).
“Nonrecourse Deductions” is defined in Regulations Section 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” is defined in Regulations Section 1.704-2(b)(3).
“OMP” means Oasis Midstream Partners LP, a Delaware limited partnership.
“OMP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of OMP, substantially in the form attached as an exhibit to OMP’s registration statement on Form S-1 (file no. 333-217976), that was entered into in connection with OMP’s initial public offering, as it may be amended, modified, supplemented or restated from time to time, or any successor agreement.
“OMP Operating” is defined in the introductory paragraph.
“OMS” is defined in the introductory paragraph.
“Original LLC Agreement” is defined in the Recitals.
“Percentage Interest” means, with respect to any Member, the percentage interest set forth opposite such Member’s name on Exhibit A attached hereto as adjusted pursuant to Section 3.2. In the event of an adjustment to the respective Percentage Interests of the Members (other than an adjustment pursuant to Section 3.2(a)), each Member’s Percentage Interest shall be redetermined and shall be equal to such Member’s Redetermined Percentage Interest. In the event any Company Interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.
“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(i)    The Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which the Company is, directly or indirectly, a partner, member or other equity-holder;

(ii)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;
(iii)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be subtracted from such taxable income or loss;
(iv)    In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(v)    Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
(vi)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;
(vii)    To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and
(viii)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 or Section 5.4 shall not be taken into account in computing Profits or Losses.
The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 and Section 5.4 shall be determined by applying rules analogous to those set forth in subparagraph (i) through subparagraph (viii) above. For the avoidance of doubt, any guaranteed payment that accrues with respect to an Allocation Year will be treated as an item of deduction of the Company for purposes of computing Profits and Losses in accordance with the provisions of Regulations Section 1.707-1(c).

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“Pro Rata Contribution Election” is defined in Section 4.5(b).
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company or, with respect to the fiscal quarter of the Company which includes the IPO Date, the portion of such fiscal quarter from and after the IPO Date.
“Redetermined Percentage Interest” means, with respect to any Member, the percentage obtained by dividing (A) the sum of (i) the product of (x) such Member’s Percentage Interest (as determined prior to any redetermination) and (y) the aggregate Gross Asset Values of the Company’s Property (determined after giving effect to the adjustment to the Gross Asset Values of the Company’s Property pursuant to subparagraph (ii) of the definition of Gross Asset Value that is made in connection with the event giving rise to such redetermination), plus (ii) the amount of the Capital Contribution made by the Member at such time by (B) the sum of (i) the aggregate Gross Asset Values of the Company’s Property (determined after giving effect to the adjustment to the Gross Asset Values of the Company’s Property pursuant to subparagraph (ii) of the definition of Gross Asset Value that is made in connection with the event giving rise to such redetermination), plus (ii) the aggregate amount of the Capital Contributions made by the Members at such time. Notwithstanding the foregoing or any other provision of this Agreement, the Members may agree to a fixed aggregate Gross Asset Value of the Company’s Property to be applicable to calculations of Redetermined Percentage Interests and without adjustment for an agreed upon period of time.
“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
“Regulatory Allocations” is defined in Section 5.4.
“Representative” is defined in Section 8.3(a).
“Required Contribution” is defined in Section 4.4(a).
“Required Contribution Amount” means the aggregate amount of the Capital Contributions determined to be necessary by the Managing Member with respect to a Required Contribution.
“Special Project” means a project pursuant to which the Company will develop assets and the Members have agreed to fund the capital attributable to such project in a ratio other than the ratio of the Members’ respective Percentage Interests.
“Special Project Call Notice” is defined in Section 4.6(a).
“Special Project Contribution” is defined in Section 4.6(a).
“Special Project Contribution Amount” means the aggregate amount of the Capital Contributions that the Members agree to make with respect to a Special Project.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Synthetic Leases” means all leases that shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Company (whether contingently or otherwise) for the payment of rent thereunder and that were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Tax Matters Member” is defined in Section 5.9(a).
“Transaction Documents” is defined in the OMP Partnership Agreement.
“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed or final Treasury Regulations.
“Unanimous Approval Matter” is defined in Section 8.2.
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (a) references to Articles and Sections refer to Articles and Sections of this Agreement; (a) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation” and (a) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Managing Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Managing Member, any action taken pursuant thereto and any determination made by the Managing Member in good faith shall, in each case, be conclusive and binding on all Members, each other Person who acquires an interest in a Company Interest and all other Persons for all purposes.
ARTICLE II
BUSINESS PURPOSE AND TERM OF THE COMPANY

Section 2.1    Formation. The Company was previously formed as a limited liability company by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act and the execution of the Original LLC Agreement. This Agreement amends and restates the First Amended and Restated LLC Agreement, as amended, in its entirety. Except as expressly provided in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Company Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name. The name of the Company shall be “Bobcat DevCo LLC”. Subject to Applicable Law, the Company’s business may be conducted under any other name or names as determined by the Managing Member, including the name of the Managing Member. The words “Limited Liability Company,” “L.L.C.,” “Ltd.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may, without the consent of any Member, amend this Agreement and the Certificate of Formation to change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, or such other place as the Managing Member may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member determines to be necessary or appropriate. The address of the Managing Member shall be the address set forth on Exhibit A, or such other place as the Managing Member may from time to time designate by notice to the Members. The address of the initial Member shall be the address set forth on Exhibit A, or such other place as the initial Member may from time to time designate by notice to the Managing Member. The address of each additional Member shall be the place such Member designates from time to time by notice to the Managing Member.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to engage directly or indirectly in any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act; provided, however, that the Managing Member shall not cause the Company to engage, directly or indirectly, in any business activity that the

Managing Member determines would be reasonably likely to cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the Managing Member shall have no duty or obligation to propose or approve the conduct by the Company of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Company, any Member or any other Person bound by this Agreement and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Managing Member in determining whether to propose or approve the conduct by the Company of any business shall be permitted to do so in its sole and absolute discretion.
Section 2.5    Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.
Section 2.6    Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.
Section 2.7    Title to Property. Title to Property, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Property or any portion thereof. Title to any or all of the Property may be held in the name of the Company, the Managing Member, one or more Affiliates of the Managing Member or one or more nominees of the Managing Member or its Affiliates, as the Managing Member may determine. The Managing Member hereby declares and warrants that any Property for which record title is held in the name of the Managing Member or one or more Affiliates of the Managing Member or one or more nominees of the Managing Member or its Affiliates shall be held by the Managing Member or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Managing Member shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing Member determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing Member or as soon thereafter as practicable, the Managing Member shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor Managing Member. All Property shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Property is held.

ARTICLE III
MEMBERS

Section 3.1    Members; Percentage Interests. The names of the Members, their respective Percentage Interests, and the type of Company Interest held by each Member are set forth on Exhibit A to this Agreement.
Section 3.2    Adjustments in Percentage Interests. The respective Percentage Interests of the Members shall be adjusted in accordance with the definition of Percentage Interest (a) at the time of any transfer of all or a portion of such Member’s Company Interest pursuant to Section 9.1, (a) at the time of the issuance of additional Company Interests pursuant to Section 8.2(b), (a) at the time of the admission of each new Member in accordance with this Agreement, (a) at the time any Disproportionate Contribution is made pursuant to Section 4.5 and (a) at the time any Default Contribution or Make-Up Contribution is made pursuant to Section 4.7, in each case to take into account such transfer, issuance, admission of a new Member or capital contribution. The Managing Member shall amend Exhibit A to this Agreement to reflect any such adjustment without the consent of any other Member.
Section 3.3    Determination of Fair Market Value. The methodology for determining fair market value under any provision of this Agreement, including for the purposes of adjusting the Gross Asset Value of any Company Property pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, shall be agreed to by the Members.
Section 3.4    Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.1    Capitalization of the Company. Subject to Section 8.2, the Company is authorized to issue one class of Company Interests. The Company Interests shall be designated as Member Interests, having such rights, powers, preferences and designations as set forth in this Agreement.
Section 4.2    Additional Capital Contributions. The Members shall make additional Capital Contributions to the Company at such times and in such amounts as determined by the Members in accordance with this Agreement.
Section 4.3    Withdrawal of Capital; Interest. No Member may withdraw capital or receive any distributions from the Company except as specifically provided herein. No interest shall accrue or be payable by the Company on any Capital Contributions.
Section 4.4    Required Pro Rata Capital Contributions.
(a)    Notwithstanding anything in Section 4.2, Section 4.5 or Section 4.6 to the contrary, whenever the Managing Member determines in good faith that additional Capital

Contributions in cash from the Members are necessary to fund the Company’s operations, the Managing Member may issue a notice to each Member (a “Call Notice”) for an additional Capital Contribution by each Member (a “Required Contribution”) in an amount equal to such Member’s pro rata portion (based on the Percentage Interests of the Members) of the Required Contribution Amount.
(b)    All Call Notices shall be expressed in U.S. dollars and shall state the date on which the Required Contribution is due and the bank(s) or account(s) to which the Required Contribution is to be made. Each Call Notice shall specify in reasonable detail (i) the purpose(s) for which such Required Contribution is required, (ii) the Required Contribution Amount and (iii) each Member’s portion of the Required Contribution Amount. Each Member shall contribute its Required Contribution within fifteen (15) Business Days of the date of delivery of the relevant Call Notice. The Company shall use the proceeds of such Required Contributions exclusively for the purpose specified in the relevant Call Notice.
Section 4.5    Agreed Disproportionate Capital Contributions.
(a)    Notwithstanding anything in Section 4.2, Section 4.4 or Section 4.6 to the contrary, upon agreement by the Members, the Managing Member shall issue a notice to each Member with respect to a Disproportionate Contribution (a “Disproportionate Call Notice”) for an additional Capital Contribution by each Member in an amount equal to such Member’s portion (as agreed to by the Members) of the Disproportionate Contribution Amount.
(b)    Within five (5) Business Days of the issuance of a Disproportionate Call Notice, unless otherwise agreed to by the Members, a Member may elect to convert the Disproportionate Contribution to a Required Contribution by providing notice to the Managing Member of such election (a “Pro Rata Contribution Election”). Upon receipt of a Pro Rata Contribution Election, the Managing Member shall rescind the Disproportionate Call Notice and shall issue a Call Notice pursuant to Section 4.4 with a Required Contribution Amount equal to the Disproportionate Contribution Amount contained in the rescinded Disproportionate Call Notice.
(c)    Upon the occurrence of a Disproportionate Contribution, the Percentage Interest of each Member shall be adjusted as set forth in the definition of Percentage Interest.
(d)    All Disproportionate Call Notices shall be expressed in U.S. dollars and shall state the date on which the Disproportionate Contribution is due and the bank(s) or account(s) to which the Disproportionate Contribution is to be made. Each Disproportionate Call Notice shall specify in reasonable detail (i) the purpose(s) for which such Disproportionate Contribution is required, (ii) the Disproportionate Contribution Amount and (iii) each Member’s portion of the Disproportionate Contribution Amount. Each Member shall contribute its Disproportionate Contribution within fifteen (15) Business Days of the date of delivery of the relevant Disproportionate Call Notice. The Company shall use the proceeds of such Disproportionate Contributions exclusively for the purpose specified in the relevant Disproportionate Call Notice.

Section 4.6    Special Project Capital Contributions.
(a)    Notwithstanding anything in Section 4.2, Section 4.4 or Section 4.5 to the contrary, upon agreement by the Members, the Managing Member may issue a notice to each Member with respect to a Special Project (a “Special Project Call Notice”) for an additional Capital Contribution by each Member (a “Special Project Contribution”) in an amount equal to such Member’s portion (as agreed to by the Members) of the Special Project Contribution Amount.
(b)    The Percentage Interest of each Member shall not be adjusted upon the occurrence of a Special Project Contribution.
(c)    All Special Project Call Notices shall be expressed in U.S. dollars and shall state the date on which the Special Project Contribution is due and the bank(s) or account(s) to which the Special Project Contribution is to be made. Each Special Project Call Notice shall specify in reasonable detail (i) the purpose(s) for which such Special Project Contribution is required, (ii) the Special Project Contribution Amount and (iii) each Member’s portion of the Special Project Contribution Amount. Each Member shall contribute its Special Projects Contribution within fifteen (15) Business Days of the date of delivery of the relevant Special Projects Call Notice. The Company shall use the proceeds of such Special Projects Contributions exclusively for the purpose specified in the relevant Special Projects Call Notice.
(d)    If a Member fails to contribute all or any portion of a Special Project Contribution within fifteen (15) Business Days of the date of delivery of the relevant Special Projects Call Notice, then upon such failure the Special Project Contribution shall convert to a Disproportionate Contribution and the provisions of this Agreement applicable to Disproportionate Contributions, including Section 4.5 and Section 4.7, shall apply as if a Disproportionate Call Notice were issued with respect to such Disproportionate Contribution on the date the relevant Special Project Call was issued.
Section 4.7    Failure to Contribute.
(a)    If a Member fails to contribute all or any portion of a Required Contribution or a Disproportionate Contribution that such Member (a “Delinquent Member”) is required to make as provided in this Agreement, then, while such Member is a Delinquent Member, each non-Delinquent Member may (but shall have no obligation to) elect to fund all or any portion of the Delinquent Member’s Required Contribution or Disproportionate Contribution as a Capital Contribution pursuant to this Section 4.7 (a “Default Contribution”). If a non-Delinquent Member so desires to fund such amount, such non-Delinquent Member shall so notify each of the other non-Delinquent Members, who shall have five (5) days thereafter to elect to participate in such funding.
(b)    The portion that each participating non-Delinquent Member may fund as a Capital Contribution pursuant to this Section 4.7 (the “NDP Amount”) shall be equal to the product of (x) the delinquent amount of such Required Contribution or Disproportionate Contribution multiplied by (y) a fraction, the numerator of which shall be the Percentage Interest then held by such participating non-Delinquent Member and the denominator of which shall be the aggregate Percentage Interest held by all such participating non-Delinquent Members; provided, that if any participating non-Delinquent Member elects to fund less than its full allocation of such amount, the fully participating non-Delinquent Members shall be entitled to take up such shortfall (allocated, as necessary, based on their respective Percentage Interests). Upon such funding as a Capital Contribution, the Percentage Interest of each Member shall be adjusted as set forth in the definition of Percentage Interest.
(c)    Notwithstanding anything in this Section 4.7 to the contrary, the Delinquent Member may cure such delinquency (d) by contributing its Required Contribution or Disproportionate Contribution prior to the Capital Contribution being made by another Member or (e) on or before the sixtieth (60th) day following the date that the participating non-Delinquent Member(s) satisfied the Required Contribution or Disproportionate Contribution, by making a Capital Contribution to the Company in an amount equal to the Required Contribution or Disproportionate Contribution (a “Make-Up Contribution”) and paying to each participating non-Delinquent Member an amount equal to its respective NDP Amount multiplied by the Default Interest Rate for the period from the date such participating non-Delinquent Member funded its NDP Amount to the date that the Delinquent Member makes its Make-Up Contribution (the “Default Interest Amount”). If a Delinquent Member cures its delinquency pursuant to Section 4.7(c)(ii) by making a Make-Up Contribution and paying the Default Interest Amount, then (A) first, the Company shall distribute to each existing Member that is a participating non-Delinquent Member the NDP Amount that such participating non-Delinquent Member funded pursuant to Section 4.7(b), (B) second, the respective Capital Accounts and Percentage Interests of the Members shall be adjusted with all necessary increases or decreases to return the Members’ Percentage Interests status quo ante application of Section 4.7(b) and (C) third, the Percentage Interest of each Member shall be adjusted as set forth in the definition of Percentage Interest. If the delinquency is remedied (i) by the Delinquent Member making its Required Contribution or Disproportionate Contribution or Make-Up Contribution pursuant to this Section 4.7(c) or (ii) by funding by the non-Delinquent Member(s) as a Capital Contribution pursuant to Section 4.7(b), the Delinquent Member shall no longer be deemed to be a Delinquent Member with respect to the unfunded Required Contribution or Disproportionate Contribution.
ARTICLE V
ALLOCATIONS AND OTHER TAX MATTERS

Section 5.1    Profits. After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, and any allocation of Profits set forth in Section 5.2(b), Profits for any Allocation Year shall be allocated among the Members in proportion to their respective Percentage Interests.
Section 5.2    Losses.
(a)    After giving effect to the special allocations set forth in Section 5.3 and Section 5.4, Losses for any Allocation Year shall be allocated among the Members in proportion to their respective Percentage Interests.
(b)    The Losses allocated pursuant to Section 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a result of an allocation of Losses pursuant to Section 5.2(a), Losses that would otherwise be allocated to a Member pursuant to Section 5.2(a) but for the limitation set forth in this Section 5.2(b) shall be allocated to the remaining Members in proportion to their relative Percentage Interests. All remaining Losses in excess of the limitation set forth in this Section 5.2(b) shall be allocated to the Managing Member. Profits for any Allocation Year subsequent to an Allocation Year for which the limitation set forth in this Section 5.2(b) was applicable shall be allocated (c) first, to reverse any Losses allocated to the Managing Member pursuant to the third sentence of this Section 5.2(b) and (d) second, to reverse any Losses allocated to the Members pursuant to the second sentence of this Section 5.2(b) and in proportion to how such Losses were allocated.
Section 5.3    Special Allocations. The following special allocations shall be made in the following order:
(a)    Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(g)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.
(d)    Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated among the Members in proportion to their respective Percentage Interests.
(f)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
(g)    Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Regulations Section 1.752-3(a)(3) shall be allocated among the Members in the manner chosen by the Tax Matters Member and consistent with such section of the Regulations.
(h)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Property, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Company Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(i)    Special Project Allocations. Items of deduction or loss, including Depreciation, with respect to a Special Project shall be allocated to the Members in proportion to the Special Project Contributions made by the Members for such Special Project to the extent the Tax Matters Member reasonably determines that such items are attributable to such Special Project Contributions.
(j)    Special Final Allocation. For any Allocation Year of the Company that includes a dissolution of the Company pursuant to Section 12.1, to the extent the ratio of the Capital Account balances of the Members is not equal to the ratio of the Percentage Interests of the Members,

Profits and Losses for such Allocation Year (and to the extent necessary, any items of gross income, gain, loss and expense includable in the computation of Profits and Losses) shall be allocated among the Members for such Allocation Year, in such a manner as shall cause the ratio of the Capital Accounts of the Members (as adjusted to reflect all Regulatory Allocations and all distributions prior to the dissolution of the Company) to equal, as nearly as possible, the ratio of the Percentage Interests of the Members.
Section 5.4    Curative Allocations. The allocations set forth in Section 5.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Tax Matters Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.1, Section 5.2 and Section 5.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.4, the Tax Matters Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.
Section 5.5    Other Allocation Rules.
(a)    Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article V as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.1.
(b)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily proration basis by the Tax Matters Member under Code Section 706 and the Regulations thereunder.
Section 5.6    Tax Allocations: Code Section 704(c).
(a)    Except as otherwise provided in this Section 5.6, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article V. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).

(b)    In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in accordance with the “remedial method” described by Regulations Section 1.704-3(d).
(c)    In accordance with Regulations Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Members upon the sale or other taxable disposition of any Property shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.6(c), be characterized as “recapture income” in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as “recapture income.”
(d)    Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
Section 5.7    Tax Elections.
(a)    The Members intend that the Company be treated as a partnership or a “disregarded entity” for federal income tax purposes. Accordingly, neither the Tax Matters Member nor any Member shall file any election or return on its own behalf or on behalf of the Company that is inconsistent with that intent.
(b)    The Company shall make the election under Code Section 754 in accordance with the applicable Regulations issued thereunder, subject to the reservation of the right to seek to revoke any such election upon the Tax Matters Member’s determination that such revocation is in the best interests of the Members.
(c)    Any elections or other decisions relating to tax matters that are not expressly provided herein, shall be made jointly by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.
Section 5.8    Tax Returns.
(a)    The Company shall cause to be prepared and timely filed all federal, state, local and foreign income tax returns and reports required to be filed by the Company and its subsidiaries. The Company shall provide copies of all the Company’s federal, state, local and foreign tax returns (and any schedules or other required filings related to such returns) that reflect items of income, gain, deduction, loss or credit that flow to separate Member returns, to the Members for their review and comment prior to filing, except as otherwise agreed by the Members. The Members agree in good faith to resolve any difference in the tax treatment of any item affecting such returns and schedules. However, if the Members are unable to resolve the dispute, the position of the Tax Matters Member shall be followed if nationally recognized tax counsel acceptable to the Member provides an opinion that substantial authority exists for such position. Substantial authority shall be given the meaning ascribed to it for purposes of applying Code Section 6662. If the Members are unable to resolve the dispute prior to the due date for filing the return, including approved extensions, the position of the Tax Matters Member shall be followed, and amended returns shall be filed if necessary at such time the dispute is resolved. The costs of the dispute shall be borne by the Company. The Members agree to file their separate federal income tax returns in a manner consistent with the Company’s return, the provisions of this Agreement and in accordance with Applicable Law.
(b)    The Company shall elect the most rapid method of depreciation and amortization allowed under Applicable Law, unless the Members agree otherwise.
(c)    The Members shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or any state, local or foreign taxing authority (other than routine correspondence and communications) regarding the tax treatment of the Company’s operations. No Member shall enter into settlement negotiations with the Internal Revenue Service or any state, local or foreign taxing authority with respect to any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $100,000 or greater, without first giving reasonable advance notice of such intended action to the other Members.
Section 5.9    Tax Matters Member.
(a)    The Managing Member shall be the “Tax Matters Member” of the Company within the meaning of Section 6231(a)(7) of the Code, and shall act in any similar capacity under the Applicable Law of any state, local or foreign jurisdiction, but only with respect to returns for which items of income, gain, loss, deduction or credit flow to the separate returns of the Members. If at any time there is more than one Managing Member, the Tax Matters Member shall be the Managing Member with the largest Percentage Interest following such admission.
(b)    The Tax Matters Member shall incur no Liability (except as a result of the gross negligence or willful misconduct of the Tax Matters Member) to the Company or the other Members including, but not limited to, Liability for any additional taxes, interest or penalties owed by the other Members due to adjustments of Company items of income, gain, loss, deduction or credit at the Company level.
Section 5.10    Duties of Tax Matters Member.
(a)    Except as provided in Section 5.10(b), the Tax Matters Member shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other Members of discussions engaged with, the Internal Revenue Service or any state, local or foreign taxing authority and shall provide the other Members with notice of all scheduled proceedings, including meetings with agents of the Internal Revenue Service or any state, local or foreign taxing authority, technical advice conferences, appellate hearings, and similar conferences and hearings, as soon as possible after receiving notice of the scheduling of such proceedings, but in any case prior to the date of such scheduled proceedings.
(b)    The duties of the Tax Matters Member under Section 5.10(a) shall not apply with respect to notices, materials, discussions, proceedings, meetings, conferences, or hearings involving any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be less than $100,000 except as otherwise required under Applicable Law.
(c)    The Tax Matters Member shall not extend the period of limitations or assessments without the consent of the other Members, which consent shall not be unreasonably withheld.
(d)    The Tax Matters Member shall not file a petition or complaint in any court, or file any claim, amended return or request for an administrative adjustment with respect to company items, after any return has been filed, with respect to any issue concerning the Company’s income, gains, losses, deductions or credits if the tax adjustment attributable to such issue (assuming the then current aggregate tax rate) would be $100,000 or greater, unless agreed by the other Members. If the other Members do not agree, the position of the Tax Matters Member shall be followed if nationally recognized tax counsel acceptable to all Members issues an opinion that a reasonable basis exists for such position. Reasonable basis shall be given the meaning ascribed to it for purposes of applying Code Section 6662. The costs of the dispute shall be borne by the Company.
(e)    The Tax Matters Member shall not enter into any settlement agreement with the Internal Revenue Service or any state, local or foreign taxing authority, either before or after any audit of the applicable return is completed, with respect to any issue concerning the Company’s income, gains, losses, deductions or credits, unless any of the following apply:
(i)    all Members agree to the settlement;
(ii)    the tax effect of the issue if resolved adversely would be, and the tax effect of settling the issue is, proportionately the same for all Members (assuming each otherwise has substantial taxable income);
(iii)    the Tax Matters Member determines that the settlement of the issue is fair to the Members; or
(iv)    tax counsel acceptable to all Members determines that the settlement is fair to all Members and is one it would recommend to the Company if all Members were owned by the same person and each had substantial taxable income.
In all events, the costs incurred by the Tax Matters Member in performing its duties hereunder shall be borne by the Company.
(f)    The Tax Matters Member may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Members.

Section 5.11    Designation and Authority of Partnership Representative. With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the Managing Member (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. If at any time there is more than one Managing Member, the partnership representative shall be the Managing Member with the largest Percentage Interest following such admission (or its designee). The Managing Member (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Company and its Members with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. In all events, the cost incurred by the partnership representative in performing its duties hereunder shall be borne by the Company. In accordance with Section 13.6, the Managing Member shall propose and the Members shall agree to (such agreement not to be unreasonably withheld) any amendment of the provisions of this Agreement required to appropriately to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.
Section 5.12    Survival of Provisions. To the fullest extent permitted by law, the provisions of this Agreement regarding the Company’s tax returns and Tax Matters Member shall survive the termination of the Company and the transfer of any Member’s interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and foreign taxation of the Company and items of Company income, gain, loss, deduction and credit.
ARTICLE VI
DISTRIBUTIONS

Section 6.1    Distributions of Distributable Cash. Within 40 days following the end of each Quarter commencing with the Quarter that includes the IPO Date, the Company shall distribute to the Members pro rata in accordance with their respective Percentage Interests an amount equal to 100% of Distributable Cash. Notwithstanding any other provision of this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Delaware Act or other Applicable Law.
Section 6.2    Liquidating Distributions. Notwithstanding any other provision of this Article VI (other than the last sentence of Section 6.1), distributions with respect to the Quarter in which a dissolution of the Company occurs shall be made in accordance with Article XII.
Section 6.3    Distribution in Kind. The Company shall not distribute to the Members any assets in kind unless approved by the Members in accordance with this Agreement. If cash and property in kind are to be distributed simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member, unless otherwise approved by the Members in accordance with this Agreement.

ARTICLE VII
BOOKS AND RECORDS

Section 7.1    Books and Records; Examination. The Managing Member shall keep or cause to be kept such books of account and records with respect to the Company’s business as it may deem necessary and appropriate. Each Member and its duly authorized representatives shall have the right, for any purpose reasonably related to its interest in the Company, at any time to examine, or to appoint independent certified public accountants (the fees of which shall be paid by such Member) to examine, the books, records and accounts of the Company and its Subsidiaries, their operations and all other matters that such Member may wish to examine, including all documentation relating to actual or proposed transactions between the Company and any Member or any Affiliate of a Member. The Company’s books of account shall be kept using the method of accounting determined by the Managing Member.
Section 7.2    Reports. The Managing Member shall prepare and send to each Member (at the same time) promptly such financial information of the Company as a Member shall from time to time reasonably request, for any purpose reasonably related to its interest in the Company. The Managing Member shall, for any purpose reasonably related to a Member’s interest in the Company, permit examination and audit of the Company’s books and records by both the internal and independent auditors of its Members.
ARTICLE VIII
MANAGEMENT AND VOTING

Section 8.1    Management. The Managing Member shall conduct, direct and manage the business of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, and no Member shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted a managing member of a limited liability company under the Delaware Act or which are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 8.2, shall have full power and authority to do all things on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company and to effectuate the purposes set forth in Section 2.4. The Company shall reimburse the Managing Member, on a monthly basis or such other basis as the Managing Member may determine, for all direct and indirect costs and expenses incurred by the Managing Member or payments made by the Managing Member, in its capacity as the managing member of the Company, for and on behalf of the Company. Except as provided in this Section 8.1, and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as the managing member of the Company.
Section 8.2    Matters Constituting Unanimous Approval Matters. Notwithstanding anything in this Agreement or the Delaware Act to the contrary, and subject to the provisions of Section 8.3(c), each of the following matters, and only the following matters, shall constitute a “Unanimous Approval Matter” which requires the prior approval of all of the Members pursuant to Section 8.3(c):

(a)    any merger, consolidation, reorganization or similar transaction between or among the Company and any Person (other than a transaction between the Company and a direct or indirect wholly owned Subsidiary of the Company) or any sale or lease of all or substantially all of the Company’s assets to any Person (other than a direct or indirect wholly owned Subsidiary of the Company);
(b)    the creation of any new class of Company Interests, the issuance of any additional Company Interests or the issuance of any security that is convertible into or exchangeable for a Company Interest;
(c)    the admission or withdrawal of any Person as a Member other than pursuant to (d) the third sentence of Section 9.2, (e) Section 9.4 or (f) any transfer of Company Interests pursuant to Section 9.1(b), as applicable;
(g)    the commencement of a voluntary case with respect to the Company or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such Applicable Law, or the consent to the appointment of or the taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any of its Subsidiaries or for any substantial part of the Company’s or any of its Subsidiaries’ property, or the making of any general assignment for the benefit of creditors;
(h)    the modification, alteration or amendment of the amount, timing, frequency or method of calculation of distributions to the Members from that provided in Article VI;
(i)    (j) the approval of any distribution by the Company to the Members of any assets in kind (other than cash or cash equivalents), (i) the approval of any distribution by the Company to the Members of cash or property in kind on a non-pro rata basis and (i) the determination of the value assigned to distributions of property in kind;
(k)    other than pursuant to Section 4.4, Section 4.5 or Section 4.6, the making of any additional Capital Contributions to the Company;
(l)    any other provision of this Agreement expressly requiring the approval, consent or other form of authorization of all of the Members;
(m)    the incurrence of any Indebtedness by the Company, other than Indebtedness outstanding on the date of this Agreement or incurred under lending commitments existing on the date of this Agreement;
(n)    the creation or incurrence of any interest in any Property securing an obligation owed to, or a claim by, a Person other than the Company or its Subsidiaries (a “Lien”), other than such interests in Property that were in existence on the date of this Agreement;
(o)    (i) the acquisition of the equity interests of any other Person or any agreement to make any such acquisition; (ii) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Indebtedness of, the purchase or other acquisition of any other Indebtedness of or equity participation or interest in, or other extension of credit to, any other Person; (iii) the purchase or acquisition of Property of another Person that constitutes a business unit or (iv) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; in each case other than accounts receivable in the ordinary course of business and capital expenditures related to Property;
(p)    the creation, incurrence, assumption or permitting to exist of any contract, agreement or understanding that restricts or prohibits the granting of any Lien on any Property;
(q)    the entry into any transaction with any Affiliate of the Company other than any transaction or arrangement existing on the date of this Agreement;
(r)    the formation of any Subsidiary of the Company;
(s)    the sale, assignment, conveyance or other transfer of Property having a fair market value of $5,000,000 or greater; or
(t)    the entry into any swap, forward, future or derivative transaction or option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction.
Section 8.3    Meetings and Voting.
(a)    Representatives. For purposes of this Article VIII and subject to the Managing Member’s authority under Section 8.1, each Member shall be represented by a designated representative (each, a “Representative”), who shall be appointed by, and may be removed with or without cause by, the Member that designated such Person. Each Representative shall have the full authority to act on behalf of the Member who designated such Representative. To the fullest extent permitted by Applicable Law, each Representative shall be deemed the agent of the Member that appointed him, and each Representative shall not be an agent of the Company or the other Members. The action of a Representative at a meeting of the Members (or through a written consent) shall bind the Member that designated that Representative, and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative.
(b)    Meetings and Voting. Meetings of Members shall be at such times and locations as the Managing Member shall determine in its sole discretion. The Managing Member shall provide notice to the Members of any meetings of Members in any manner that it deems reasonable and appropriate under the circumstances. The holders of a majority, by Percentage Interest, of Company Interests for which a meeting has been called (including Company Interests owned by the Managing Member) represented in person or by proxy shall constitute a quorum at a meeting of Members unless any such action by the Members requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Members holding Company Interests that, in the aggregate, represent a majority of the Percentage Interests of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Members holding Company Interests that in the aggregate represent at least such greater or different percentage shall be required. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by Members holding the required Percentage Interests specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the affirmative vote of Members with at least a majority of the Percentage Interests of the Members entitled to vote at such meeting (including the Managing Member) represented either in person or by proxy, but no other business may be transacted.
(c)    Unanimous Approval Matters. All Unanimous Approval Matters shall be approved by the unanimous affirmative vote of all of the Members. Each Member acknowledges and agrees that all references in this Agreement to any approval, consent or other form of authorization by “all Members,” “each of the Members” or similar phrases shall be deemed to mean that such approval, consent or other form of authorization shall constitute a Unanimous Approval Matter that requires the unanimous approval of all of the Members in accordance with this Section 8.3(c).
Section 8.4    Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member set forth in this Agreement. Neither a Member nor its Representative shall have the authority to bind the Company or any of its Subsidiaries.
Section 8.5    Reimbursement of the Managing Member. The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Managing Member, to perform services for the Company or for the Managing Member in the discharge of its duties to the Company) and (i) all other expenses allocable to the Company or otherwise incurred by the Managing Member or its Affiliates in connection with managing and operating the Company’s business and affairs (including expenses allocated to the Managing Member by its Affiliates). The Managing Member shall determine the expenses that are allocable to the Company. Reimbursements pursuant to this Section 8.5 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.3. Any allocation of expenses to the Company by the Managing Member in a manner consistent with its or its Affiliates’ past business practices shall be permitted by, and not constitute a breach of, this Agreement or any duty owed by the Managing Member to the Company, the Members, or any other Person bound by this Agreement.

ARTICLE IX
TRANSFER OF COMPANY INTERESTS
Section 9.1    Restrictions on Transfers.
(a)    General. Except as expressly provided by this Article IX, no Member shall transfer all or any part of its Company Interests to any Person without first obtaining the written approval of each of the other Members, which approval may be granted or withheld in their sole discretion.
(b)    Transfer by Operation of Law. In the event a Member shall be party to a merger, consolidation or similar business combination transaction with another Person or sell all or substantially all its assets to another Person, such Member may transfer all or part of its Company Interests to such other Person without the approval of any other Member.
(c)    Consequences of an Unpermitted Transfer. To the fullest extent permitted by law, any transfer of a Member’s Company Interest in violation of the applicable provisions of this Agreement shall be void.
Section 9.2    Conditions for Admission. No transferee of all or a portion of the Company Interests of any Member shall be admitted as a Member hereunder unless such Company Interests are transferred in compliance with the applicable provisions of this Agreement. Each such transferee shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or appropriate in its sole discretion to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. The admission of a transferee shall be effective immediately prior to such transfer and, immediately following such admission, the transferor shall cease to be a Member (to the extent it transferred its entire Company Interest). If the Managing Member transfers its entire Member Interest in the Company, the transferee Managing Member, to the extent admitted as a substitute Managing Member, is hereby authorized to, and shall, continue the Company without dissolution.
Section 9.3    Allocations and Distributions. Subject to applicable Regulations, upon the transfer of all the Company Interests of a Member as herein provided, the Profit or Loss of the Company attributable to the Company Interests so transferred for the Fiscal Year in which such transfer occurs shall be allocated between the transferor and transferee as of the effective date of the assignment, and such allocation shall be based upon any permissible method agreed to by the Members that is provided for in Code Section 706 and the Regulations issued thereunder.
Section 9.4    Restriction on Resignation or Withdrawal. Except in connection with a transfer permitted pursuant to Section 9.1 or as contemplated by Section 12.1, no Member shall withdraw from the Company without the consent of each of the other Members. To the extent permitted by law, any purported withdrawal from the Company in violation of this Section 9.4 shall be null and void.

ARTICLE X
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 10.1    Liability for Company Obligations. Except as otherwise required by the Delaware Act, the Liabilities of the Company shall be solely the Liabilities of the Company, and no Indemnitee (other than the Managing Member) shall be obligated personally for any such Liability of the Company solely by reason of being an Indemnitee.
Section 10.2    Disclaimer of Duties and Exculpation.
(a)    Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, no Indemnitee shall have any duty (fiduciary or otherwise) or obligation to the Company, the Members or to any other Person bound by this Agreement, and in taking, or refraining from taking, any action required or permitted under this Agreement or under Applicable Law, each Indemnitee shall be entitled to consider only such interests and factors as such Indemnitee deems advisable, including its own interests, and need not consider any interest of or factors affecting, any other Indemnitee or the Company notwithstanding any duty otherwise existing at law or in equity. To the extent that an Indemnitee is required or permitted under this Agreement to act in “good faith” or under another express standard, such Indemnitee shall act under such express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing under Applicable Law or in equity.
(b)    The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and Liabilities of an Indemnitee otherwise existing under Applicable Law or in equity, are agreed by the Members to replace such other duties and Liabilities of such Indemnitee in their entirety, and no Indemnitee shall be liable to the Company, the Members or any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement.
(c)    To the fullest extent permitted by law, no Indemnitee shall be liable to the Company, the Members or any other Person bound by this Agreement for any cost, expense, loss, damage, claim or Liability incurred by reason of any act or omission performed or omitted by such Indemnitee in such capacity, whether or not such Person continues to be an Indemnitee at the time of such cost, expense, loss, damage, claim or Liability is incurred or imposed, if the Indemnitee acted in good faith reliance on the provisions of this Agreement, and, with respect to any criminal action or proceeding, such Indemnitee had no reasonable cause to believe its conduct was unlawful.
(d)    An Indemnitee shall be fully protected from liability to the Company, the Members and any other Person bound by this Agreement in acting or refraining from acting in good faith reliance upon the records of the Company and such other information, opinions, reports or statements presented to the Company by any Person as to any matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, Liabilities, Profits and Losses of the Company.

Section 10.3    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 10.3 shall be available to any Affiliate of the Company, or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification or advancement of expenses pursuant to this Section 10.3 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification or advancement of expenses and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification or advancement of expenses.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is entitled to be indemnified pursuant to Section 10.3(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.3, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.3.
(c)    The indemnification provided by this Section 10.3 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.
(d)    The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Managing Member, its Affiliates and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 10.3, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 10.3(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose subjectively believed by it not to be adverse to the interests of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is on behalf of and for the benefit of the Company and not adverse to the interests of the Company.
(f)    In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.3 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.
(h)    The provisions of this Section 10.3 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 10.3 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.3 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
ARTICLE XI
CONFLICTS OF INTEREST

Section 11.1    Transactions with Affiliates. The Company and its Subsidiaries shall be permitted to enter into or renew or extend the term of any agreement or transaction with a Member or an Affiliate of a Member on such terms and conditions as the Managing Member shall approve in its sole discretion, without the approval of any other Member.
Section 11.2    Outside Activities. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, (a) the engaging in activities by any Indemnitee that are competitive with the business of the Company is hereby approved by all Members, (a) it shall not be a breach of any fiduciary duty or any other duty or obligation of a

Member under this Agreement or otherwise existing under Applicable Law or in equity for such Indemnitee to engage in such activities in preference to or to the exclusion of the Company, (a) an Indemnitee shall have no obligation under this Agreement or as a result of any duty (including any fiduciary duty) otherwise existing under Applicable Law or in equity, to present business opportunities to the Company and (a) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee; provided such Indemnitee does not engage in such activity as a result of or using confidential or proprietary information provided by or on behalf of the Company to such Indemnitee.
ARTICLE XII
DISSOLUTION AND TERMINATION
Section 12.1    Dissolution. The Company shall be dissolved and its business and affairs wound up upon the earliest to occur of any one of the following events:
(a)    at any time there are no Members of the Company, unless the business of the Company is continued in accordance with the Delaware Act;
(b)    the written consent of all the Members;
(c)    an “event of withdrawal” (as defined in the Delaware Act) of the Managing Member; or
(d)    the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act.
The bankruptcy, involuntary liquidation or dissolution of a Member shall cause that Member to cease to be a member of the Company. Notwithstanding the foregoing, the Company shall not be dissolved and its business and affairs shall not be wound up upon the occurrence of any event specified in clause (c) above if, at the time of occurrence of such event, there is at least one remaining Member (who is hereby authorized to, and shall, carry on the business of the Company), or if within ninety (90) days after the date on which such event occurs, the remaining Members elect in writing to continue the business of the Company and to the appointment, effective as of the date of such event, if required, of one or more additional Managing Members of the Company. Except as provided in this paragraph, and to the fullest extent permitted by the Delaware Act, the occurrence of an event that causes a Member to cease to be a Member of the Company shall not, in and of itself, cause the Company to be dissolved or its business or affairs to be wound up, and upon the occurrence of such an event, the business of the Company shall, to the extent permitted by the Delaware Act, continue without dissolution.
Section 12.2    Winding Up of Company. Upon dissolution, the Company’s business shall be wound up in an orderly manner. The Managing Member shall (unless the Managing Member (or, if no Managing Member, the remaining Members) elects to appoint a liquidating trustee) wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the Managing Member or liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the

Managing Member or liquidating trustee shall determine to be not adverse to the interests of the Members or their successors-in-interest. The Managing Member or liquidating trustee shall take full account of the Company’s Liabilities and Property and shall cause the Property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law, in the following order:
(a)    First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of all of the Company’s Liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Delaware Act), other than Liabilities for distribution to Members under Section 18-601 or 18-604 of the Delaware Act;
(b)    Second, to the Members and former Members of the Company in satisfaction of Liabilities for distributions under Sections 18-601 or 18-604 of the Delaware Act; and
(c)    The balance, if any, to the Members in accordance with the positive balance in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
Section 12.3    Compliance with Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704- 1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
Section 12.4    Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no actual dissolution and winding up under the Delaware Act has occurred, the Property shall not be liquidated, the Company’s debts and other Liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and Liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.
Section 12.5    Distribution of Property. In the event the Managing Member determines that it is necessary in connection with the winding up of the Company to make a distribution of property in kind, such property shall be transferred and conveyed to the Members so as to vest in each of them as a tenant in common an undivided interest in the whole of such property, but otherwise in accordance with Section 12.3.

Section 12.6    Termination of Company. The Company shall terminate when all assets of the Company, after payment of or due provision for all Liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Agreement, and the Certificate of Formation shall have been canceled in the manner provided by the Delaware Act.
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (a) by United States mail or (a) by expedited delivery service (charges prepaid) with proof of delivery. The Company’s address for notice shall be the principal place of business of the Company, as set forth in Section 2.3. The address for notices and other communications to the Managing Member shall be the address set forth in Section 2.3. The address for notices and other communications to any Member shall be the address set forth in or designated pursuant to Section 2.3. Addresses for notices and communications hereunder may be changed by the Company, the Managing Member or any Member, as applicable, giving notice in writing, stating its new address for notices, to the other. For purposes of the foregoing, any notice required or permitted to be given shall be deemed to be delivered and given on the date actually delivered to the address specified in this Section 13.1.
Section 13.2    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 13.3    Assignment. A Member shall not assign all or any of its rights, obligations or benefits under this Agreement to any other Person otherwise than (i) in connection with a transfer of its Company Interests pursuant to Article IX or (i) with the prior written consent of each of the other Members, which consent may be withheld in such Member’s sole discretion, and any attempted assignment not in compliance with Article IX or this Section 13.3 shall be void.
Section 13.4    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 13.5    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 13.6    Amendment; Waiver. Subject to the definition of Capital Account, Section 2.2 and Section 3.2, this Agreement may not be amended except in a written instrument signed by each of the Members and expressly stating it is an amendment to this Agreement. Any failure or delay on the part of any Member in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available under Applicable Law or in equity.

Section 13.7    Severability. If any term, provision, covenant or restriction in this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Members prior to the determination of such invalidity or unenforceability.
Section 13.8    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS HEREBY WAIVED BY EACH OF THE MEMBERS.
Section 13.9    No Bill for Accounting. To the fullest extent permitted by law, in no event shall any Member have any right to file a bill for an accounting or any similar proceeding.
Section 13.10    Waiver of Partition. Each Member hereby waives any right to partition of the Property.
Section 13.11    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person (other than Indemnitees) other than the Members and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.
MANAGING MEMBER:

OMP OPERATING LLC

By:     /s/ Michael H. Lou
Name: Michael H. Lou
Title: President

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
Bobcat DevCo LLC

MEMBER:

OASIS MIDSTREAM SERVICES LLC

By:     /s/ Taylor L. Reid
Name: Taylor L. Reid
Title: President and Chief Operating Officer

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
Bobcat DevCo LLC

Exhibit A

Member	Percentage Interest
OMP Operating LLC 1001 Fannin Street, Suite 1500 Houston, Texas 77002	25%
Oasis Midstream Services LLC 1001 Fannin Street, Suite 1500 Houston, Texas 77002	75%

Exhibit A – Page 1